STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS THIRD-QUARTER
FISCAL 2010 FINANCIAL RESULTS

•

First positive organic growth performance during the past five quarters

•

$4.6 million GAAP Net Income shows significant improvement over prior-year quarter

•

Strong double-digit revenue growth from Engineering Technologies with continued improvement in Food Service Equipment and Engraving

•

Strong balance sheet that now stands at a net debt-to-capital ratio of 20.7%

SALEM, NH – April 29, 2010 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter of fiscal year 2010.

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Net sales for the third quarter of fiscal 2010 increased 3.4% to $135.4 million from $131.0 million in the third quarter of fiscal 2009.

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Income from operations for the third quarter of fiscal 2010 was $6.7 million compared with an operating loss of $19.9 million in the third quarter of fiscal 2009.  Operating income for the third quarter of fiscal 2010 includes a $0.7 million restructuring charge.  Excluding this charge, the Company reported non-GAAP income from operations of $7.4 million.  The third quarter of fiscal 2009 financial results included special items totaling $22.6 million.  These items are a $21.3 million non-cash goodwill and intangible impairment charge, a $3.5 million lower-of-cost-or-market inventory adjustment, a $1.4 million restructuring charge related to severance and facility consolidations and a benefit of $3.6 million from the reversal of accruals for the Company’s long-term incentive plan (LTIP) and bonus program.  Excluding the above-mentioned items from the third quarter of 2009, the Company reported non-GAAP income from operations of $2.7 million.

▪

Net income for the third quarter of fiscal 2010 was $4.6 million, or $0.37 per diluted share, including $0.7 million in pre-tax restructuring charges and a $0.4 million discrete tax benefit.  Excluding these items, non-GAAP net income from continuing operations was $4.7 million, or $0.37 per diluted share, in the third quarter of fiscal 2010.   In the third quarter of fiscal 2009, the Company reported a net loss of $18.2 million, or $1.48 per share, which included special items totaling $19.2 million in the third quarter of fiscal 2009. Net loss for the third quarter of fiscal 2009 included the aforementioned items, as well as a non-cash $1.7 million tax benefit that was the result of the elimination of a deferred tax liability. Excluding these items, non-GAAP net income from continuing operations was $1.0 million, or $0.08 per diluted share, in the third quarter of fiscal 2009.

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EBITDA (earnings before interest, income taxes, plus depreciation and amortization) was $10.6 million in the third quarter of fiscal 2010 compared with negative $16.4 million in the third quarter of fiscal 2009. Excluding the aforementioned charges for both periods, EBITDA for the third quarter of fiscal 2010 was $11.2 million compared to $6.3 million for the third quarter of fiscal 2009.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $102.6 million at the end of the third quarter of fiscal 2010 compared with $102.2 million at the end of the third quarter in the prior year.  Working capital turns improved to 5.3 turns compared with 5.1 in the prior year quarter.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased to $52.4 million at March 31, 2010 from $55.4 at December 31, 2009.  The Company’s balance sheet leverage ratio of net debt to total capital was 20.7% at March 31, 2010 compared with 22.0% at December 31, 2009.

A reconciliation of net income, earnings per share, net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“Our performance continued to improve in the third quarter of fiscal 2010 as we generated positive organic growth for the first time in five quarters,” said President and CEO Roger Fix.  “Four out of five of our business segments reported top-line growth as business conditions recovered from the depths of last year’s recession.”

“Our continued focus on cost efficiencies contributed to Standex’s fourth-consecutive quarter of operating margin expansion,” added Fix.  “The third-quarter non-GAAP operating margin of 5.47% represents a 341 basis point increase over the prior-year quarter. Furthermore, the $0.37 in non-GAAP earnings per share we reported in the third quarter marks a substantial improvement over $0.08 in non-GAAP EPS last year.  Our strong operating performance in conjunction with continued working capital improvements generated $4.4 million in operating cash flow during the quarter.  We also continued to strengthen Standex’s balance sheet, reducing our net debt by $43.0 million from the prior year quarter and by $3.0 million sequentially, resulting in a very healthy 20.7% net debt-to-capital ratio.”

“In the grueling economic environment of the past 12 months, while we have seen sales decline by 12.6%, our highly disciplined and cost-focused team delivered nearly 21% growth in non-GAAP operating income, produced more than $57 million in adjusted EBITDA, generated $2.09 in non-GAAP earnings per share and significantly lowered the Company’s net debt balance,” stated Fix.

Segment Review

It is important to note in reviewing operating income for each segment, that the $3.6 million pre-tax benefit from the LTIP and bonus accrual reversal is included in segment operating income figures.

Food Service Equipment Group revenues increased by 2.0% to $75.6 million and operating income was essentially flat when excluding the goodwill and intangible asset impairment recorded in the third quarter of fiscal 2009.

“Our positive quarterly organic sales performance was driven largely by the segment’s Cooking Solutions and Procon pumps businesses both of which demonstrated double-digit increases in sales versus the prior year quarter,” said Fix. “The Cooking Solutions business has seen a recovery in demand from its customer base and has taken market share as it exploits growth opportunities from enhanced sales channels, improved levels of customer service and key account relationships.  In fact, we have seen positive organic growth from our Cooking Solutions group over each of the past five months. Additionally, Procon’s double-digit sales growth is being driven by strength across our beverage customers on a global basis.”

“By successfully leveraging our Cooking Solutions relationships, we are now a qualified supplier of refrigerated solutions to the Yum! Brands family, including preferred supplier status to Pizza Hut and Taco Bell,” stated Fix. “We are also gaining traction in our efforts to further penetrate the convenience store market for both the Refrigerated Solutions and Cooking Solutions groups.”

The prior-year quarter operating income benefited from the reversal of accruals totaling $2.0 million related to both management incentive compensation and volume-related rebates.  Excluding the prior-year $21.3 million goodwill impairment write-off and the $2.0 million reversal of accruals, the Food Service Equipment group demonstrated an increase in operating income of 54.5% and operating margin improvement of 255 basis points.  This operating margin improvement was the result of the cost-reduction initiatives completed over the past year partially offset by negative price impacts experienced in the Refrigeration Solutions group.

The Engraving Group’s year-over-year sales increased by 1.5% and income from operations was flat.  Excluding the reversal of $0.4 million of incentive compensation accruals in the prior-year quarter, operating income increased 32.0% and operating income margin showed a 227 basis point improvement.  This increase shows the continued impact of our cost-reduction measures, which includes  headcount reductions in our international operations during the fiscal year.

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“The Engraving Group’s performance was aided by strong automotive mold texturizing program work in both North America and Europe, offsetting softness in machinery and roll engraving due to housing exposure,” stated Fix. “We are pleased to be seeing substantial evidence that the segment’s new mold texturing technologies are being enthusiastically accepted.  We remain encouraged by the prospects for this group.1”

Engineering Technologies Group revenue for the third quarter was up 13.9% year over year while operating income increased by 77.3%.

“We were very pleased with the strong organic growth and profitability of the Spincraft business this quarter,” said Fix. “We continue to see strength across end markets, highlighted by this quarter’s shipping of the Teledyne Brown project. Though the very nature of these contracts results in relatively uneven order flow, we remain optimistic on the outlook,1” continued Fix.

The Electronics and Hydraulics Group reported an 8.4% year-over-year increase in revenues as operating income increased to $1.5 million from $0.1 million in the prior-year quarter.

“We are seeing a broad-based recovery in most of the end markets served by our Standex Electronics business unit, including aerospace, medical devices, automotive and general industrial, leading to strong double-digit sales growth for Electronics this quarter,” said Fix. “Our hydraulics unit continues to experience weakness stemming from the heavy construction market. Our significant increase in operating income was the result of cost-reduction initiatives that have been completed in both the Electronics and Hydraulics businesses.”

Air Distribution Products Group (“ADP”) sales for the quarter declined by 2.8%.  ADP recorded an operating loss of $1.6 million in the quarter.

“The Air Distribution Products segment continues to be weak,” said Fix. “During the quarter we announced the closure of our Hattiesburg, Mississippi facility and relocation to Dallas, Texas.  Historically approximately 35% of housing starts in the US occur in Texas and Oklahoma.  Our new facility in Dallas is geographically well-positioned to take advantage of future new housing construction.1”

Business Outlook

“Although overall end user market conditions remain very challenging, our outlook continues to improve and is underscored by stronger organic growth in several of our business segments,” stated Fix. “End markets across Engineering Technologies and Electronics are showing broad-based strength. At the same time within food services, our Cooking Solutions group continues to gain momentum while significant opportunities exist on the cold side.  Though still waiting for end market improvement, we remain positive on the longer-term prospects for ADP and Hydraulics. 1 In both of these businesses, our aggressive cost focus has streamlined production and better aligned costs with volumes.”

“Our operating performance for the past 12 months is testament to Standex’s cost reduction discipline,” continued Fix.  “During this time frame we have generated $2.09/share in non-GAAP earnings, an increase of over 32% from non-GAAP earnings of $1.58/share in the previous 12-month period, despite a nearly 13% decline in revenues. This profit performance demonstrates the impact of the many cost reduction initiatives implemented in the past 18 months.  With a significantly improved operating structure now in place, we are very well-positioned to benefit from an improving business environment.1”

“Lastly, we continue to restock our acquisition pipeline as we are identifying acquisitions that would deliver strong sales and cost synergies with our existing business segments. Our strong balance sheet and cash flow enable us to pursue such transactions and optimally position Standex for longer-term profitable growth,1” concluded Fix.

Conference Call Details

Standex will host a conference call for investors today, Thursday, April 29, at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the web cast audio also can be accessed via its website.  To listen to the playback, please dial (888) 286-8010 in the U.S.

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or (617) 801-6888 internationally; the passcode is 62498129.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

EBITDA, which is "Earnings Before Interest, Taxes, Depreciation and Amortization," non-GAAP income from operations, non-GAAP net income from continuing operations and free cash flow are non-GAAP financial measures and are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States.  Standex believes that such information provides an additional measurement and consistent historical comparison of the company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the new residential construction market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2009, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

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Standex International Corporation
Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$135,411	$130,970	$426,373	$467,175
Cost of sales	94,122	98,970	291,200	332,477
Gross profit	41,289	32,000	135,173	134,698

Selling, general and administrative expenses	33,884	29,241	102,819	109,799
Impairment of goodwill and intangible assets	-	21,339	-	21,339
Gain on sale of real estate	-	-	(1,405)	-
Restructuring costs	660	1,365	3,687	6,767

Income (loss) from operations	6,745	(19,945)	30,072	(3,207)

Interest expense	752	1,398	2,486	4,877
Other (income) expense, net	(224)	127	(413)	(796)
Total	528	1,525	2,073	4,081

Income from continuing operations before income taxes	6,217	(21,470)	27,999	(7,288)
Provision (benefit) for income taxes	1,576	(3,251)	8,579	366
Net income (loss) from continuing operations	4,641	(18,219)	19,420	(7,654)

Income (loss) from discontinued operations, net of tax	(40)	(6)	917	(3,428)

Net income (loss)	$4,601	($18,225)	$20,337	($11,082)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.37	($1.48)	$1.56	($0.62)
Income (loss) from discontinued operations	0.00	0.00	0.07	(0.28)
Total	$0.37	($1.48)	$1.63	($0.90)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.37	($1.48)	$1.54	($0.62)
Income (loss) from discontinued operations	(0.01)	0.00	0.07	(0.28)
Total	$0.36	($1.48)	$1.61	($0.90)

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Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows (Unaudited)

	Nine Months Ended
	March 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$20,337	($11,082)
Income (loss) from discontinued operations	917	(3,428)
Income from continuing operations	19,420	(7,654)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,999	11,793
Stock-based compensation	2,751	1,903
Non-cash expense of restructure charge	1,768	4,071
(Gain) loss on sale of investments, real estate and equipment	(1,405)	42
Impairment of goodwill and intangible assets	-	21,339
Net changes in operating assets and liabilities	(3,861)	(2,148)
Net cash provided by operating activities - continuing operations	29,672	29,346
Net cash used in operating activities - discontinued operations	(493)	(3,462)
Net cash provided by operating activities	29,179	25,884
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,980)	(5,028)
Expenditures for acquisitions, net of cash acquired	-	(2,046)
Proceeds from life insurance policies	93	2,944
Proceeds from sale of investments, real estate and equipment	8,694	213
Net cash provided by (used in) investing activities from continuing operations	5,807	(3,917)
Net cash provided by investing activities from discontinued operations	-	-
Net cash provided by (used in) investing activities	5,807	(3,917)
Cash Flows from Financing Activities
Borrowings on revolving credit facility	48,000	48,650
Payments of debt	(77,500)	(73,705)
Activity under share-based payment plans	288	724
Cash dividends paid	(1,808)	(7,764)
Purchase of treasury stock	(565)	(1,649)
Net cash used in financing activities from continuing operations	(31,585)	(33,744)
Net cash used in financing activities from discontinued operations	-	-
Net cash used in financing activities	(31,585)	(33,744)

Effect of exchange rate changes on cash	18	(2,648)

Net changes in cash and cash equivalents	3,419	(14,425)
Cash and cash equivalents at beginning of year	8,984	28,657
Cash and cash equivalents at end of period	$12,403	$14,232

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Standex International Corporation
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	June 30,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$12,403	$8,984
Accounts receivable, net	83,278	81,893
Inventories, net	74,495	75,634
Income tax receivables	1,106	2,186
Prepaid expenses and other current assets	7,104	2,730
Deferred tax asset	13,096	13,278
Total current assets	191,482	184,705

Property, plant, and equipment, net	95,406	108,612
Intangible assets, net	18,457	20,450
Goodwill	103,742	101,722
Other non-current assets	14,951	18,220
Total non-current assets	232,556	249,004

Total assets	$424,038	$433,709

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$55,182	$58,802
Accrued liabilities	38,953	36,902
Current liabilities – discontinued operations	2,741	3,543
Total current liabilities	96,876	99,247

Long-term debt - less current portion	64,800	94,300
Accrued pension and other non-current liabilities	61,159	63,876
Total non-current liabilities	125,959	158,176

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	30,328	28,690
Retained earnings	437,643	419,157
Accumulated other comprehensive loss	(48,962)	(52,591)
Treasury shares	(259,782)	(260,946)
Total stockholders' equity	201,203	176,286

Total liabilities and stockholders' equity	$424,038	$433,709

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Standex International Corporation
Selected Segment Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Sales
Food Service Equipment	$75,602	$74,119	$249,312	$263,822
Air Distribution Products	11,333	11,657	38,729	55,012
Engraving	18,635	18,364	57,701	59,819
Engineering Technologies	15,797	13,870	42,815	39,500
Electronics and Hydraulics	14,044	12,960	37,816	49,022
Total	$135,411	$130,970	$426,373	$467,175

Income from operations
Food Service Equipment	$5,674	($15,640)	$28,796	($691)
Air Distribution Products	(1,626)	(4,810)	(1,885)	511
Engraving	1,830	1,791	6,613	5,849
Engineering Technologies	4,775	2,693	10,046	6,407
Electronics and Hydraulics	1,490	103	3,051	3,359
Corporate	(4,738)	(2,717)	(14,267)	(11,875)
Gain on sale of real estate	-	-	1,405	-
Restructuring costs	(660)	(1,365)	(3,687)	(6,767)
Total	$6,745	($19,945)	$30,072	($3,207)

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Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2010	2009	% Change	2010	2009	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income (loss) from operations, as reported	$ 6,745	$(19,945)	NM	$ 30,072	$ (3,207)	NM
Adjustments:
Restructuring charges	660	1,365		3,687	6,767
Gain on sale of real estate	-	-		(1,405)	-
Impairment of goodwill and intangible assets	-	21,339		-	21,339
Lower-of-cost-or-market adjustment	-	3,536		-	3,536
Reversal of incentive compensation accruals	-	(3,600)		-	(3,600)
Adjusted income from operations	$ 7,405	$ 2,695	174.8%	$ 32,354	$ 24,835	30.3%
Interest and other expenses	(528)	(1,525)		(2,073)	(4,081)
Life insurance benefit	-	-		-	(1,084)
Provision for income taxes	(1,576)	3,251		(8,579)	(366)
Discrete tax items	(400)	(1,700)		(400)	(2,253)
Tax impact of above adjustments	(228)	(1,745)		(787)	(3,609)
Net income from continuing operations, as adjusted	$ 4,673	$ 976	378.7%	$ 20,515	$ 13,442	52.6%

EBITDA and Adjusted EBITDA:
Income (loss) from continuing operations before income taxes, as reported	$ 6,217	$(21,470)		$ 27,999	$ (7,288)
Add back:
Interest expense	752	1,398		2,486	4,877
Depreciation and amortization	3,613	3,698		10,999	11,793
EBITDA	$ 10,582	$(16,374)	NM	$ 41,484	$ 9,382	342.2%
Adjustments:
Restructuring charges	660	1,365		3,687	6,767
Gain on sale of real estate	-	-		(1,405)	-
Impairment of goodwill and intangible assets	-	21,339		-	21,339
Lower-of-cost-or-market adjustment	-	3,536		-	3,536
Reversal of incentive compensation accruals	-	(3,600)		-	(3,600)
Life insurance benefit	-	-		-	(1,084)
Adjusted EBITDA	$ 11,242	$ 6,266	79.4%	$ 43,766	$ 36,340	20.4%

Free operating cash flow:
Net cash provided by operating activities, as reported	$ 4,386	$ 21,903		$ 29,179	$ 25,884
Less: Capital Expenditures	(1,312)	(978)		(2,980)	(5,028)
Free operating cash flow	$ 3,074	$ 20,925		$ 26,199	$ 20,856
Net Income	4,601	(18,225)		20,337	(11,082)
Conversion of free operating cash flow	66.8%	-114.8%		128.8%	-188.2%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2010	2009	% Change	2010	2009	% Change
Adjusted earnings per share net from continuing operations

Diluted earnings (loss) per share from continuing operations, as reported	$0.37	($1.48)	-125.0%	$1.54	($0.62)	-348.4%

Adjustments:
Restructuring charges	0.03	0.07		0.19	0.36
Gain on sale of real estate	-	-		(0.07)	-
Impairment of goodwill and intangible assets	-	1.63		-	1.63
Lower-of-cost-or-market adjustment	-	0.19		-	0.19
Reversal of incentive compensation accruals	-	(0.19)		-	(0.19)
Life insurance benefit	-	-		-	(0.09)
Discrete tax items	(0.03)	(0.14)		(0.03)	(0.18)
Diluted earnings per share from continuing operations, as adjusted	$0.37	$0.08	362.5%	$1.63	$1.10	48.2%

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